As filed with the Securities and Exchange Commission on December 11, 2006
Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

B.O.S BETTER ONLINE SOLUTIONS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Beit Rabin, Teradyon Industrial Park,
Misgav, 20179, Israel
(+972) 4-990-7555
(Address and Telephone Number of Registrant's principal executive offices)

Corporation Service Company
1133 Avenue of the Americas, Suite 3100
New York, NY 10036
Tel: (212) 299-9100
(Name, address and telephone number of agent for service)

Copies To:
Brian Brodrick, Esq	Shlomo Landress, Adv.
Phillips Nizer LLP	Amit, Pollak, Matalon & Co.
666 Fifth Avenue	NYP Tower, 17 Yitzhak Sadeh Street
New York, New York 10103	Tel Aviv 67775, Israel
(212) 841-0700	972-3-561-5268

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, nominal value NIS 4.00 per share (2)	2,000,000	$2.50	$5,000,000	$535

Rights to purchase Ordinary Shares (3)	2,000,000	$0	$0

(1)	Included solely for the purpose of calculating the registration fee.

(2)	Issuable upon exercise of Rights at an exercise price of $2.50 per ordinary share.

(3)	Each right is exercisable to purchase one ordinary share. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED December 11, 2006

PROSPECTUS

B.O.S BETTER ONLINE SOLUTIONS LTD.
2,000,000 Ordinary Shares

DISTRIBUTION OF RIGHTS TO PURCHASE ORDINARY SHARES

        We are distributing transferable rights to purchase up to 2,000,000 of our ordinary shares to those persons that, as of 5:00 p.m., New York City time (midnight, Israel time) on the record date of ________ , 2006 were shareholders of our company. You will receive one right for each 3.36 ordinary shares that you hold on the record date. If you hold 3 or less ordinary shares, you will not receive any rights. Your rights will be aggregated for all the shares that you own on the record date and then rounded down to the nearest whole number, so that you will not receive fractional rights. For example, if you own 4 shares on the record date, you will receive one right, and if you own 10,000 shares on the record date, you will receive 2,976 rights. Each right will entitle you to purchase, at a subscription price of $2.50, one ordinary share. The rights are exercisable during a _______-day period, beginning after 5:00 p.m., New York City time (midnight, Israel time) on _____________, 2006 (the record date) and ending on _______________ , 2007 at 5:00 p.m., New York City time (midnight, Israel time).

        Our ordinary shares trade on the NASDAQ Global Market under the symbol “BOSC” and on the Tel Aviv Stock Exchange in Israel under the symbol “BOSC.” On December 7, 2006 the last reported sale price of our ordinary shares on the NASDAQ Global Market was $ 2.65 per ordinary share and on the Tel Aviv Stock Exchange was NIS 10.86 per ordinary share.

        The rights are transferable and will be listed for trading for a single day on the NASDAQ Global Market under the symbol “_______” and on the Tel Aviv Stock Exchange under the symbol “BOSC.R1". The trading day will be ____________, 2006. If you hold your rights through an Israeli brokerage company that holds the rights through the nominee company of the Tel Aviv Stock Exchange, you will be considered to have instructed your broker to sell all your rights on the Tel Aviv Stock Exchange with no price limit, if you fail to give your broker instructions regarding the exercise, non-exercise or sale of the rights prior to _________ ,_____ .

        The offering is not secured by an underwriting commitment.

        You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you decide to invest in our ordinary shares.

        INVESTING IN THE SECURITIES OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission or the Israeli Securities Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is ________, 2006

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

        This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our ordinary shares. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our rights or our ordinary shares.

        Unless the context otherwise requires, all references in this prospectus to “BOS,” “we,” “our,” “our company,” “us” and the “Company” refer to B.O.S Better Online Solutions Ltd. and its consolidated subsidiaries.

        All references in this prospectus to “ordinary shares” refer to our ordinary shares, nominal value NIS 4.00 per share.

        All references in this prospectus to “dollars” or “$” are to United States dollars.

        All references in this prospectus to “shekels” or “NIS” are to New Israeli Shekels.

QUESTIONS AND ANSWERS ABOUT B.O.S BETTER ONLINE SOLUTIONS LTD.

        This section answers in summary form some questions you may have about B.O.S Better Online Solutions Ltd. and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.”

What is B.O.S. Better Online Solutions Ltd.?

        We are an Israeli based company, operating through our two wholly-owned Israeli subsidiaries:

—	BOScom Ltd. that is engaged in the Software Solutions segment of our business (previously named connectivity solutions segment); and

—	Odem Electronic Technologies 1992 Ltd. ("Odem") that is engaged in the Supply-Chain Solutions segment of our business (previously named electronic components segment).

        Our Software Solutions segment, focuses on providing emulation solutions for the popular IBM iSeries, enabling customers to extend its capabilities and life cycle. Our server and associated modules empower the iSeries, providing a scaleable solution for transparent expansion and growth.

        Our Supply-Chain Solutions segment, provides, through Odem, solutions in RFID (Radio Frequency Identification Devices), semiconductors, electronic components, CCD (Charge – Coupled Devices), imaging, networking, telecom and automation.

Where are we located?

        Our headquarters, R&D and manufacturing facilities are located at Teradyon Industrial Park, Misgav Israel. The facilities of our subsidiary, Odem Electronic Technologies 1992 Ltd., are located in the center of Israel.

        Our telephone number is 972-4-990-7555 and our website address is www.boscorporate.com. The information contained on, or linked from, our website is not a part of this prospectus.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

        A rights offering is a distribution of rights on a pro rata basis to all shareholders of a company. We are distributing to holders of our ordinary shares, at no charge, one right for each 3.36 ordinary shares held by them at 5:00 p.m., New York City time, on  ________________, 2006, the “record date”. The 3.36 ratio was derived by dividing the sum of the total number of our issued and outstanding ordinary shares by the dollar amount being offered in the rights offering, multiplied by the subscription price. If you hold 3 or fewer ordinary shares, you will not receive any rights. Your rights will be aggregated for all the shares that you own on the record date and then rounded down to the nearest whole number, so that you will not receive fractional rights. For example, if you own 4 shares on the record date, you will receive one right, and if you own 10,000 shares on the record date, you will receive 2,976 rights.

What securities and how many securities may be purchased under each right?

        Each full right entitles the holder to purchase one of our ordinary shares at a price of $2.50 per ordinary share.

How many rights will you receive?

        Each person who, at the close of business at 5:00 p.m., New York City time (midnight, Israel time), on ____________________________, 2006 (the record date), owns our ordinary shares will receive, at no charge, one right for each 3.36 ordinary shares owned on the record date. Your rights will be aggregated for all the shares that you own on the record date.

        You may exercise all of your rights or a portion of your total rights (but only whole rights), or you may choose not to exercise any of your rights. In addition, you may sell the rights on either the NASDAQ Global Market or the Tel Aviv Stock Exchange, during one single trading day, on ______________, 2006. You may pay us the subscription price either in U.S. dollars, or if you are an Israeli resident, in New Israeli Shekels according to the U.S. dollar/NIS representative exchange rate published by the Bank of Israel on the day before payment of the subscription price.

Will the rights be listed for trading?

        Yes. The rights will be listed on the NASDAQ Global Market under the symbol _______ and the Tel Aviv Stock Exchange under the symbol “BOSC.R1".

Why are we engaging in a rights offering?

        We are engaging in this rights offering to provide our company with funds it requires for general corporate purposes, including working capital and for future mergers and acquisitions.

How was the subscription price determined?

        Our board of directors set the terms and conditions of the rights offering, including the subscription price, with the objective to reflect recent trading prices of our ordinary shares, raise the targeted proceeds and provide all of our shareholders with a reasonable opportunity to make an additional investment in our company.

        In establishing the commercial terms, including the subscription price, our board of directors considered the following factors: the strategic alternatives available to us for raising capital, the market price of our ordinary shares, the pro rata nature of the offering, our business prospects and general conditions in the securities markets.

        The subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

How long will the rights offering last?

        You will be able to exercise your rights only during a limited period. The rights are exercisable during a ____-day period, beginning after 5:00 p.m. New York City time (midnight, Israel time) on _____________ , 2006 (the record date) and ending at 5:00 p.m. New York City time (midnight, Israel time) on ___________ , 2006 (the rights expiration date). If you hold your shares through a broker, dealer or other nominee (including through members of the Tel Aviv Stock Exchange), you will be required to comply with the procedural requirements of such nominee, including the procedures relating to the last time by which you may be required to provide notice of your intention to exercise your rights (which may be earlier than the final expiration date of the rights), as well as other procedural requirements described under the heading “The Rights Offering.” If you do not exercise your rights by the date and in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares will expire.

How do you exercise your rights?

        We will send a rights certificate to each holder of our ordinary shares that on the record date is registered on our shareholder registry maintained at American Stock Transfer & Trust Co., the transfer agent for our ordinary shares. The rights certificate will evidence the number of rights applicable to each holder and will be accompanied by a copy of this prospectus.

        If you are a record holder of our ordinary shares and you wish to exercise your rights, you should complete the exercise form on the back of the rights certificate and send the certificate (or a notice of guaranteed delivery), accompanied by the subscription price following the record date, to the offices of American Stock Transfer & Trust Co., as our Rights Agent, to the attention of: Reorganization Department, to be received no later than the expiration date of the rights.

        The rights will expire on ________________, 2006, at 5:00 p.m. New York time, (midnight, Israel time). You may make your payment to American Stock Transfer by wire transfer or cashier’s check or a money order drawn on a bank located in the United States payable to the order of “American Stock Transfer & Trust Co., as Rights Agent.” Payment made to American Stock Transfer & Trust Co. must be in U.S. dollars.

        If you are a record holder of rights that resides in Israel, you may exercise your rights by delivering the completed exercise form on the back of the rights certificate to our offices in Teradyon Industrial Park, Misgav, Israel, following the record date, accompanied by evidence of a wire transfer or a cashier’s check or a money order drawn on a bank located in Israel payable to B.O.S Better Online Solutions Ltd. Payment to us must be either in New Israeli Shekels in accordance with the representative exchange rate published by the Bank of Israel on the day before payment of the subscription price or in U.S. dollars if requested and we agree to such payment. The completed exercise form and payment must be delivered to us by midnight Israel time on ____________, 2006 (the rights expiration date).

        If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer or other nominee (including a member of the Tel Aviv Stock Exchange), see “What should you do if you want to participate in this rights offering, but your shares are held in the name of your broker, dealer or other nominee?"

How do you transfer your rights?

        The subscription rights are transferable and will be evidenced by rights certificates. If you are a record holder of our ordinary shares and wish to transfer your rights to another person, you may do so by completing the transfer form on the back of your certificate and submitting it to American Stock Transfer & Trust Co., as Rights Agent, prior to _________, 2006 . If you wish to sell your rights on the NASDAQ Global Market or the Tel Aviv Stock Exchange, you should independently engage a broker to execute this sale on your behalf. The rights will be listed for trading on these exchanges during their regular trading hours for one day only on __________, 2006. We cannot assure you that a trading market for the rights will exist or develop.

After you exercise your rights, can you change your mind?

        No. You cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable. You should not send the completed exercise form on the back of the rights certificate unless you are certain that you wish to purchase the ordinary shares.

Is exercising your rights risky?

        Yes. The exercise of your rights involves substantial risks. Exercising your rights means buying additional securities, and you should carefully consider this purchase as you would do with respect to any other equity investment. Among other things, you should carefully consider the risks described under “Risk Factors.”

Is there an over-subscription privilege?

        No. Unexercised rights will be listed for trading on the NASDAQ Global Market and on the Tel Aviv Stock Exchange for one day only on ________, 2006. Additional rights may be purchased from selling shareholders on such day.

Do you have to exercise all of your rights?

        No. You may exercise any number of your rights, or you may choose not to exercise any rights. However, if you do not exercise your rights and other shareholders do, the percentage of our ordinary shares that you own will diminish, and your voting and other rights will be diluted.

Can you sell or give away your rights?

        Yes. You may transfer or sell, at any time prior to the expiration date ( ___________, 2006 , at 5:00 p.m. New York time, midnight, Israel time), all or a portion of the rights. You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase or sale of rights. The unexercised rights will be listed for trading on the NASDAQ Global Market and on the Tel Aviv Stock Exchange for one day only on __________, 2006 . For further details regarding trading in our rights, please see “The Rights Offering–Transferability of Rights.”

        Some of the tax consequences of selling your rights for certain U.S. and Israeli shareholders are described herein under the heading “Material Income Tax Considerations.” You are, however, advised to seek specific tax advice from your personal tax advisor, as this prospectus does not summarize all tax consequences arising under U.S. state tax laws, Israeli tax laws, tax laws outside of the U.S. and Israel or any tax laws relating to special tax circumstances or particular types of taxpayers.

What are the federal income tax and Israeli income tax consequences of exercising your rights?

        The receipt and exercise of your rights are intended to be nontaxable; however, no ruling from the U.S. Internal Revenue Service or the Israeli Income Tax Authority will be sought. Therefore, you should seek specific tax advice from your personal tax advisor.

        Disclosure of the material income tax consequences in the United States resulting from the distribution of the rights to a U.S. holder, and related transactions by the U.S. holder, including the exercise or expiration of rights, and the disposition of rights or ordinary shares issuable upon exercise of the rights is included under “Material Income Tax Considerations–United States Tax Considerations”. We have received an opinion of Phillips Nizer LLP, regarding the material federal income tax consequences. Disclosure of the material income tax consequences in Israel resulting from the distribution of the rights to an Israeli holder, and related transactions by the Israeli holder is included under “Material Income Tax Considerations–Israel Tax Considerations”. This prospectus does not conclusively summarize tax consequences arising under U.S. state tax laws, Israeli tax laws, tax laws outside of the U.S. and Israel or any tax laws relating to special tax circumstances or particular types of taxpayers.

What happens if you choose not to exercise your rights?

        You will retain your current number of ordinary shares even if you do not exercise your rights. However, if you do not exercise your rights and other shareholders who receive rights do, the percentage of our ordinary shares that you own will diminish, and your voting and other rights will be diluted.

        If you hold our shares through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.) and you do not provide notice of your exercise of the rights or give any other instructions by the time determined by your broker on _________, 2006 (the rights trading day), under the rules of the Tel Aviv Stock Exchange, you will be considered to have provided an instruction to sell all your rights on the Tel Aviv Stock Exchange with no price limit.

Has our board of directors made a recommendation regarding this offering?

        No. Our board of directors makes no recommendation to you about whether you should exercise any rights.

What should you do if you want to participate in this rights offering, but your shares are held in the name of your broker, dealer or other nominee?

        If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer or other nominee (including a member of the Tel Aviv Stock Exchange), you should expect your broker, dealer or other nominee to notify you of this rights offering and the procedures for exercising or transferring your rights. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form provided to you accompanied by the subscription payment payable to your broker, dealer or other nominee. You should receive this form from your broker, dealer or other nominee. If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer or other nominee (including a member of the Tel Aviv Stock Exchange), you should NOT return your exercise form or transfer the subscription payment directly to us. Your broker, dealer or other nominee will execute the exercise of your rights through the appropriate facilities. However, if you own your shares through a member of the Tel Aviv Stock Exchange, the rules of the Tel Aviv Stock Exchange provide that if no contrary instructions have been received from you by the time determined by your broker on ________, 2006 (the rights trading day), you will be considered to have instructed your broker to sell all your rights on the Tel Aviv Stock Exchange with no price limit.

What fees or charges apply if you exercise your rights?

        We are not charging any fee or sales commission to issue rights to you and we are not charging any fee or sales commission, other than the subscription price, to issue the ordinary shares if you exercise your rights. If you exercise your rights through a broker, dealer or other nominee, you are responsible for paying any fees that may be charged thereby.

How will this rights offering affect the price of our ordinary shares on the Tel Aviv Stock Exchange and on NASDAQ?

        NASDAQ will not reduce the opening price of the ordinary shares at the opening of trading on the NASDAQ Ex-day, which is the first day that our ordinary shares will trade on NASDAQ without entitlement to receive the rights. The NASDAQ Ex-day will be the first trading day on NASDAQ following the record date. The NASDAQ Ex-day for the rights offering will, therefore, be ___________,___ . In accordance with the rules of the Tel Aviv Stock Exchange, the Tel Aviv Stock Exchange will reduce the opening price of the ordinary shares at the opening of trading on the Tel Aviv Stock Exchange Ex-day, which is the first day that our ordinary shares will trade on the Tel Aviv Stock Exchange following the record date; the Tel Aviv Stock Exchange Ex-day for the rights offering will, therefore, be _______________, ____.

When will you receive your new shares?

         If you exercise your rights in this rights offering and the Rights Agent has received your duly completed exercise form and your payment has cleared, your purchase of ordinary shares will be effected at 5:00 p.m., New York City time (midnight, Israel time) on _____________, 2006 (the rights’ expiration date), and you will receive certificates representing the ordinary shares purchased upon exercise of the rights as soon as practicable thereafter. We have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your privilege in order to comply with state securities laws and regulations. Brokers may be unwilling to sell your ordinary shares until you have received certificates representing your ordinary shares.

Have any shareholders indicated that they will exercise their rights?

        Yes. Touareg Consulting Ltd. which owns an aggregate of 8.05% of our outstanding shares, has indicated its intention to exercise its rights, and may acquire and exercise additional rights, if they are available.

        Members of our management have not provided us with any indication as to whether they will exercise rights to be granted to them.

Are there any conditions to the consummation of the rights offering?

        There are no conditions to the consummation of the rights offering. However, we reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the Rights Agent will have any duty to notify you of a defect or irregularity in your exercise of rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares pursuant to your exercise could be deemed unlawful or materially burdensome. In addition, we will not be required to issue shares prior to the rights expiration date.

Can we withdraw the rights offering?

        Yes. Our board of directors may withdraw the rights offering in its sole discretion at any time prior to 5:00 p.m. New York City time (midnight, Israel time) on ____________ , 2006 (the record date), for any reason (including, without limitation, a change in the market price of our ordinary shares). If we withdraw the rights offering, we will issue a press release notifying shareholders of the cancellation, and any money received from subscribing shareholders will be refunded promptly, without interest.

How much money will we receive from the rights offering?

        The amount of gross proceeds from the rights offering depends on the number of rights that are exercised into our ordinary shares. If all the rights are exercised, we will receive gross proceeds of $5 million.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The Rights Agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will immediately instruct the Rights Agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the Rights Agent will send payments through the record holder of your shares. You will not be credited interest on your payment.

How will we use the proceeds from the rights offering?

We will use the proceeds generated from the exercise of rights in this rights offering towards general corporate purposes, including working capital, as well as toward the financing of future mergers and acquisitions.

How many shares will be outstanding after the rights offering if all the rights are exercised?

        As of the September 30, 2006, 6,726,061 of our ordinary shares were issued and outstanding. The number of ordinary shares that will be outstanding after the rights offering depends on the number of rights that are exercised. If all the rights are exercised in full, an additional 2,000,000 of our ordinary shares will be outstanding.

Who should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent, The Altman Group at 800-330-5136.

RISK FACTORS

        You should carefully consider the risks described below and all the information contained or incorporated by reference into this prospectus before making an investment decision regarding our ordinary shares. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks described below are not the only risks facing our company. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition, results of operation and liquidity. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks relating to our business:

We have had a history of losses and our future levels of sales and ability to achieve profitability are unpredictable.

        We have incurred net losses of $3.6 million in 2005, $2.1 million in 2004 and $21,000 in 2003. As of December 31, 2005, we had an accumulated deficit of $42.7 million. Only in the fourth quarter of 2005 did we manage to breakeven, and there can be no assurance that this trend will continue. According to our unaudited financial reports for the nine months ended September 30, 2006, we had an operating loss of $773,000, other income of $899,000, which was mainly due to the receipt of Qualmax Inc. shares, and a net loss of $220,000. Our ability to maintain and improve future levels of sales and profitability depends on many factors.

These factors include:

—	the continued demand for our existing products;

—	our ability to develop and sell new products to meet customer needs;

—	management's ability to control costs and successfully implement our business strategy; and

—	our ability to manufacture and deliver products in a timely manner.

        There can be no assurance that we will experience any growth in sales or achieve profitability in the future or that the levels of historic sales or profitability experienced during previous years will continue in the future or that our net losses will not increase in the future.

We may be unable to maintain our gross profit margins.

        Our sales and profitability may vary in any given year, and from quarter to quarter. In order to increase sales and enter into new markets with new products we may find it necessary to decrease prices in order to be competitive. Additionally, the gross profit margin of our subsidiary, Odem Electronic Technologies, whose sales accounted for 75% of our total sales in 2005, tends to fluctuate. We may not be able to maintain current gross profit margins in the future, which would have a material adverse effect on our business.

We have limited capital resources and we may encounter difficulties raising capital.

        Continued expansion requires additional resources and especially working capital. If our efforts to raise capital do not succeed, our efforts to increase our business and to compete in the marketplace may be seriously jeopardized, which would have a materially adverse effect on our business.

A significant part of the revenues of our wholly-owned subsidiary, Odem Electronic Technologies 1992 Ltd. (“Odem”), is from one major customer, Israel Aircraft Industries (“IAI”). Our business relationship with IAI involves the following risks:

—	An interruption in our business relationship with IAI would materially adversely impact our financial results.

        Sales to IAI accounted for 14% of our revenues in year 2005 and for 22% in the first nine months of 2006. An interruption in our business relationship with IAI would result in a significant reduction in our revenues and in a write-off of inventory, and would have an adverse effect on our business and results of operations.

—	Significant appreciation in the cost price of electronic components under a long term sales agreement with a fixed sales price with IAI, may materially adversely impact our financial results.

        In September 2004, Odem entered into a long term sales agreement with IAI for the supply of electronic components for two models of business jets. The agreement provides for a fixed sales price of the components during the term of the agreement through December 2008. Absent the flexibility to increase our prices as a result of increased costs of the components, significant increased costs may adversely impact our financial results.

—	The relationship with IAI requires us to hold a large inventory, in order to meet its short lead time and delivery requirements. If we are unable to sell this inventory on a timely basis, we could incur charges for excess and obsolete inventory, which would materially adversely affect our results of operations.

        Under the agreement with IAI, we are obligated to hold inventory of products necessary for three months of IAI’s production of two models of business jets. This requires us to incur the costs of purchasing inventory without having an outstanding purchase order for the products. If we are unable to sell products that are purchased to hold in inventory, we may incur write-offs and write-downs as a result of slow-moving items, technological obsolescence, excess inventories, discontinued products and products with market prices lower than cost. Such write-offs and write-downs could adversely affect our operating results and financial condition.

We may be unable to maintain and continue developing marketing and distribution arrangements and expand our reach into overseas markets. Additionally, we have limited experience in selling in the Far East, which could have a materially adverse impact on our results of operation.

        In 2005, nearly half of our revenues were generated from sales outside Israel. If we are not able to maintain our existing distribution channels and expand to new international markets, our operating results may be materially adversely affected. Additionally, in 2005 and in the first nine months of 2006, our sales to the Far East accounted for 22% and 11% of our total sales, respectively. We have limited sales and marketing experience in the Far East. Furthermore, in October 2005 the major supplier of products sold by Odem in the Far East territory, opened a headquarters in China, and began selling in competition with Odem in this territory. If we are unable to continue to achieve the same Far East sale levels as were achieved in 2005, our business condition and results of operation may be materially adversely affected.

We recently sold our Communication segment to IP Gear Ltd., a subsidiary of Qualmax Inc., in exchange for shares of Qualmax Inc. common stock. If Qualmax is not successful in its business, we may lose the value of our investment.

        On December 31, 2005 we closed a transaction for the sale of our Communications segment to IP Gear Ltd., a wholly owned subsidiary of Qualmax Inc. The consideration was comprised mostly of common stock of Qualmax Inc. Qualmax has a limited operating history on which to judge whether or not this company will be successful. If Qualmax is not successful in its business or if Qualmax’s share price is subject to a prolonged decline, we may lose the value of our investment, and be required to record an impairment of the investment, which could materially adversely affect our results of operation. Additionally, we are entitled to certain earn-out shares in 2006 based upon revenues that IP Gear will generate from the sold segment. In June 2006, we received 250,000 shares of Qulamax common stock, however there is no assurance that the revenues shall be such that will grant us any additional earn-out shares.

        On September 18, 2006, Qualmax announced that it had consummated the transfer of all of its assets and liabilities to New World Brands, Inc. (“New World”), in exchange for certain voting preferred stock of New World convertible into common stock with approximately 86% of the voting power of New World. The shares of common stock of New World are quoted on the Over the Counter Bulletin Board. Immediately prior to the closing of this transaction, New World sold all of its former business operations.

We have limited order backlog. If revenue levels for any quarter fall below our expectations, our results of operations will be adversely affected.

        We have a limited order backlog, which makes revenues in any quarter substantially dependent on orders received and delivered in that quarter. We base our decisions regarding our operating expenses on anticipated revenue trends, and our expenses level are relatively fixed, or require some time for adjustment. Hence, revenue levels below our expectations will adversely affect our results of operations.

In 2004 we completed the acquisition of a controlling stake in Odem. In September 2005, we acquired another 23.9% of Odem’s shares and in November 2005, we increased our holdings in Odem to 100%. The integration of this acquisition may interrupt the activities of the combined companies and could have an adverse effect on our business, results of operations, financial condition or prospects.

        Our acquisition of Odem involved the integration of a company that had previously operated independently. The difficulties of combining Odem’s operations with our other operations included, and continue to be, but are not limited to: the necessity of coordinating geographically separate organizations and integrating personnel with diverse business backgrounds, potential difficulties in retaining employees and the associated adverse effects on relationships with existing partners. The integration may interrupt the activities of the combined companies’ businesses and may result in the loss of key personnel. This could have an adverse effect on our business, results of operations, financial condition or prospects.

        The sales of our Software Solutions segment in the United States depend on one master distributor. In the event that we cease working with the master distributor, we may experience an interruption in sales until an alternative source of distribution can be found, which may have a material adverse effect on our business.

        We market Software Solutions in the United States through one master distributor. In 2005 and in the first nine months of 2006, our sales of Software Solutions (connectivity products) in the US market accounted for 9% and 8% of our total sales, respectively, and for approximately 23% and 21% of our gross profit, respectively. In the event that we cease working with the master distributor, we may experience an interruption in sales until an alternative source of distribution can be found, which may have a material adverse effect on our business.

Our Software Solutions segment is engaged in a highly competitive industry, and if we are unable to keep up with or ahead of the technology our sales could be adversely affected.

        We offer our Software Solutions to the IBM midrange computer communications market. IBM sells competing products to our own, and can exercise significant customer influence and technology control in the IBM host connectivity market. We may experience increased competition in the future from IBM or other competitors, which may adversely affect our ability to successfully market our products and services.

        We also compete against various companies that offer computer communications products based on other technologies that in certain circumstances can be competitive in price and performance to our products. There can be no assurance that these or other technologies will not capture a significant part of the existing or potential IBM midrange computer communications market.

        The market for our Software Solutions is also characterized by significant price competition. We may therefore face increasing pricing pressures. There can be no assurance that competitors will not develop features or functions similar to those of our products, or that we will be able to maintain a cost advantage or that new companies will not enter these markets.

        Some of our current and potential competitors for Software Solutions have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical and marketing resources than ours. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than us.

In late 2002 we decided to wind up the business of our subsidiary, Pacific Information Systems, Inc.(“PacInfo”), due to its severe financial situation.

        The wind up process was accompanied by settlements with a majority but not all of PacInfo’s creditors. An action by any of such remaining creditors would result in additional costs to the Company.

        Furthermore, certain actions involving PacInfo, if occurred before the end of 2003, may have triggered a tax event for PacInfo’s former owners (the “Sellers”). In such event, we may be obligated, under the purchase agreement, to grant the Sellers a loan on a full recourse basis for certain tax payments the Sellers may be liable for, currently estimated at approximately $2 million. The purchase agreement provides that the Company is to receive a security interest in shares of the Company that the Sellers hold at the time of the loan with a fair market value as of the date of the loan of at least 125% of the amount of the loan as security for the repayment of the loan. In addition, in the event we are required to loan such sum to the Sellers, we may also be required to reimburse the Sellers for certain interest on taxes that they may owe. It is possible that the wind up of PacInfo during 2002 and 2003 may have triggered such a tax event for the Sellers, which would result in our obligation to loan the Sellers such amount and to reimburse them for interest expenses incidental to the tax event. Such a loan and reimbursement may have a material adverse effect on our business condition and results of operations.

If actual market conditions prove less favorable than those projected by management, additional inventory write-downs may be required.

        Inventories may be written down for estimated obsolescence based upon assumptions about future demand and market conditions and such write-downs could adversely affect our business condition and results of operations. As of September 30, 2006, inventory is presented net of $100,000 general provision for technological obsolescence and slow-moving items.

Our acquisitions, to date, have not always proved successful.

        Over the past years we have pursued the acquisition of businesses, products and technologies. However, our acquisitions have not always proven to be successful. In June 1998, we acquired PacInfo, which was based in Portland, Oregon, and in 2001 PacInfo acquired Dean Technologies LLC (“Dean Tech”), which was based in Grapevine, Texas. Both businesses have since ceased operations. In September 2004, we acquired the majority of the assets of Quasar Communications Systems Ltd., which we sold, as part of the sale of the Communication Solutions segment in 2005, as the segment did not fare well.

        Acquisitions involve a number of risks, including the difficulty of assimilating geographically diverse operations and personnel of the acquired businesses or activities and of maintaining uniform standards, controls, procedures and policies. There can be no assurance that we will not encounter these and other problems in connection with any future acquisitions we may undertake. There can be no assurance that we will ultimately be effective in executing additional acquisitions. Any failure to effectively execute and integrate future acquisitions could have an adverse effect on our business, operating results or financial condition.

We depend on certain key products for a significant part of our gross profit and if sales of these products decline, it would have a material adverse effect on us.

        Our Software Solutions to the IBM midrange computer communications market contributed 30% of our gross profit in year 2005 and 29% of our gross profit in the first nine months of the year 2006. If sales of our Software Solutions were to decline significantly for any reason, or the profit margins on such products were to decrease significantly for any reason (including in response to competitive pressures), our financial results would be adversely affected. Over the past few years there has been a continuous global decrease in sales and revenues from our Software Solutions segment.

        To reduce the risk of such a decline or decrease due to competitive pressures or technical obsolescence, we are continually seeking to reduce costs, upgrade and expand the features of our IBM related products, expand the applications for which the products can be used and increase marketing efforts to generate new sales.

        Although we are developing and introducing new remote data access communication products and increasing our marketing efforts, there can be no assurance that the planned enhancements or the new developments will be commercially successful, or that we will be able to increase sales of our IBM midrange products.

If we are unsuccessful in developing and introducing new products, we may be unable to expand our business.

        The market for some of our products is characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable and can exert price pressure on existing products.

        Our ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products as well as additional applications for existing products, in each case on a timely basis, will be critical in our ability to grow and remain competitive. Although these products are related to, and even incorporate our existing products, there can be no assurance that we will be able to successfully develop and market any such new products. If we are unable to develop products that are competitive in technology and price and responsive to customer needs, for technological or other reasons, our business will be materially adversely affected.

We depend on key personnel and need to be able to retain them and our other employees.

        Our success depends, to a significant extent, on the continued active participation of our executive officers, other members of management and key technical and sales and marketing personnel. In addition, there is significant competition for employees with technical expertise in our industry. Our success will depend, in part, on:

—	our ability to retain the employees who have assisted in the development of our products;

—	our ability to attract and retain additional qualified personnel to provide technological depth and support to enhance existing products and develop new products; and

—	our ability to attract and retain highly skilled computer operating, marketing and financial personnel.

        We cannot make assurances that we will be successful in attracting, integrating, motivating and retaining key personnel. If we are unable to retain our key personnel and attract additional qualified personnel as and when needed, our business may be adversely affected.

We may be unable to successfully defend ourselves against claims brought against us.

        We are defendants in a number of lawsuits filed against us, and from time to time in the normal course of our business, may receive written demands for payments from prospective plaintiffs,. Legal proceedings can be expensive, lengthy and disruptive to normal business operations, and can require extensive management attention and resources regardless of their merit. Moreover, we cannot predict the results of all proceedings and there can be no assurance that we will be successful in defending ourselves against them. An unfavorable resolution of a lawsuit or proceeding could materially adversely affect our business, results of operations and financial condition.

We depend on third parties’ licenses for the development of our products.

        Third party developers or owners of technologies may not be willing to enter into, or renew, license agreements with us regarding technologies that we may wish to incorporate in our products, either on acceptable terms or at all. If we cannot obtain licenses to these technologies, we may be at a disadvantage compared with our competitors who are able to license these technologies. In addition, when we do obtain licenses to third party technologies, we may have little or no ability to determine in advance whether the technology infringes the intellectual property rights of others. Our suppliers and licensors may not be required or may not be able to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages. Additionally, from time to time there may arise disputes with respect to royalties owed to third parties from which we obtained licenses.

We may be obligated to indemnify our directors and officers

        The Company has agreements with its directors and senior officers which provide, subject to Israeli law, for the Company to indemnify these directors and senior officers for (a) monetary liability imposed upon them in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court, as a result of an act or omission of such person in his capacity as a director or officer of the Company, (b) reasonable litigation expenses, including attorney’s fees, incurred by them pursuant to an investigation or a proceeding commenced against them by a competent authority and that was terminated without an indictment and without having a monetary charge imposed on them in exchange for a criminal procedure (as such terms are defined in the Israeli Companies Law), or that was terminated without an indictment but with a monetary charge imposed on them in exchange for a criminal procedure in a crime that does not require proof of criminal intent, as a result of an act or omission of such person in his capacity as a director or officer of the Company, and (c) reasonable litigation expenses, including attorney’s fees, incurred by such a director or officer or imposed on him by a court, in a proceeding brought against him by or on behalf of the Company or by a third party, or in a criminal action in which he was acquitted, or in a criminal action which does not require criminal intent in which he was convicted, in each case relating to acts or omissions of such person in his capacity as a director or officer of the Company. Such indemnification may materially adversely affect our financial condition.

We may be unable to effectively manage our growth and expansion, and as a result, our business results may be adversely affected.

        Our goal is to grow significantly over the next few years. The management of our growth, if any, will require the continued expansion of our operational and financial control systems, as well as a significant increase in our manufacturing, testing, quality control, delivery and service capabilities. These factors could place a significant strain on our resources.

        Our inability to meet our manufacturing and delivery commitments in a timely manner (as a result of unexpected increases in orders, for example) could result in losses of sales, our exposure to contractual penalties, costs or expenses, as well as damage to our reputation in the marketplace.

        Our inability to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

The measures we take in order to protect our intellectual property may not be effective or sufficient.

        Our success is dependent upon our proprietary rights and technology. We currently rely on a combination of trade secret, copyright and trademark law, together with non-disclosure and invention assignment agreements, to establish and protect the proprietary rights and technology used in our products. Much of our proprietary information is not patentable. We generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit the access to and the distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. We do not believe that our products and proprietary rights infringe upon the proprietary rights of others. However, there can be no assurance that any other party will not argue otherwise. The cost of responding and adequately protecting ourselves against any such assertion may be material, whether or not the assertion is valid. Further, the laws of certain countries in which we sell our products do not protect our intellectual property rights to the same extent as do the laws of the United States. Substantial unauthorized use of our products could have a material adverse effect on our business. We cannot make assurances that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Additionally, there are risks that arise from the use of intranet networks and the Internet. Although we utilize firewalls and protection software, we cannot be sure that our proprietary information is secured against penetration. Such penetration, if occurs, could have an adverse effect on our business.

We rely on certain key suppliers for the supply of components in our products.

        We purchase certain components and subassemblies used in our existing products from a single supplier or a limited number of suppliers. In the event that any of our suppliers or subcontractors becomes unable to fulfill our requirements in a timely manner, we may experience an interruption in production until an alternative source of supply can be obtained. A prolonged disruption in supply may force us to redesign and retest our products.

        One of Odem’s major suppliers accounted for 25% of our purchases in the year 2005 and for 15% of our purchases in the first six months of the year 2006. An interruption in our business relationship with such supplier would have an adverse effect on our business and results of operations.

New industry standards, the modification of our products to meet additional existing standards or the addition of features to our products may delay the introduction of our products or increase our costs.

        The industry standards that apply to our software segment products are continually evolving. In addition, since our products are integrated into networks consisting of elements manufactured by various companies, they must comply with a number of industry standards and practices established by various international bodies and industry forums. Should new standards gain broad acceptance, we will be required to adopt those standards in our products. We may also decide to modify our products to meet additional existing standards or add features to our products. It may take us a significant amount of time to develop and design products incorporating these new standards.

There can be no assurance that we will not be classified as a passive foreign investment company (a “PFIC”).

        Based upon our current and projected income, assets and activities, we do not believe that at this time BOS is a passive foreign investment company (a “PFIC”) for US federal income tax purposes, but there can be no assurance that we will not be classified as such in the future. Such classification may have grave tax consequences for US shareholders. One method of avoiding such tax consequences is by making a “qualified electing fund” election for the first taxable year in which the Company is a PFIC. However, such an election is conditioned upon our furnishing US shareholders annually with certain tax information. We do not presently prepare or provide such information, and such information may not be available to US shareholders if we are subsequently determined to be a PFIC.

We may be required to pay stamp taxes on documents executed by us on or after June 2003.

        The Israeli Stamp Tax on Documents Law, 1961, or the “Stamp Tax Law”, provides that certain documents signed by Israeli companies are subject to a stamp tax, generally at a rate of between 0.4% and 1% of the value of the subject matter of the applicable document. As a result of an amendment to the Stamp Tax Law that came into effect in June 2003, the Israeli tax authorities have commenced enforcement of the provisions of the Stamp Tax Law.

        Consequently, we may be liable to pay stamp taxes on some or all of the documents we have signed since June 2003, which could have a material adverse effect on our results of operations.

        Recently promulgated regulations provide for the cancellation of the stamp tax with respect to documents signed from January 1, 2006 onwards.

We have significant sales worldwide and could encounter problems if conditions change in the places where we market our products.

        We have sold and intend to continue to sell our products in markets through distributors in North America, Europe and Asia.

        A number of risks are inherent in engaging in international transactions, including –

—	international sales and operations being limited or disrupted by longer sales and payment cycles,

—	possible problems in collecting receivables,

—	imposition of governmental controls, or export license requirements,

—	political and economic instability in foreign countries,

—	trade restrictions or changes in tariffs being imposed; and

—	laws and legal issues concerning foreign countries.

        If we should encounter such difficulties in conducting our international operations, it may adversely affect our business condition and results of operations.

The slowdown in technology markets and technology-focused corporations in prior years has had an adverse impact on us and on the value of our shares.

        Our Company, like other technology companies, has been significantly impacted by the market slowdown in the technology industry in prior years. There can be no assurance that the technology market will fully recover or that our operating results will not continue to suffer as a consequence.

Inflation and foreign currency fluctuations significantly impact on our business results.

        The vast majority of our sales are made in US dollars and most of our expenses are in US dollars and New Israel Shekels (“NIS”). The US dollar cost of our operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel over the rate of inflation in the United States is offset by the devaluation of the NIS in relation to the dollar. Our dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of such devaluations lags behind inflation rate increases in Israel.

If we are forced to repay our secured convertible notes in cash, we may not have enough cash to fund our operations and may not be able to obtain additional financing.

        Our secured convertible term notes issued in September 2005 and in August 2006, contain certain provisions and restrictions, which if violated, could result in the full principal amounts together with interest and other amounts becoming immediately due and payable in cash. If such an event occurred and if the holder of such notes demanded repayment, we might not have the cash resources to repay such indebtedness when due.

        Each of the notes is repayable in monthly installments, commencing January 1, 2006 for the September 2005 note and December 1, 2006 for the August 2006 note, with principal payments which start at $15,000 and increase to $55,200. Subject to certain conditions, the monthly principal and interest payment on the notes may be paid in cash or ordinary shares. If we are required to pay the note in cash rather than in ordinary shares, it would reduce the amount of cash available to fund operations. Also, in connection with the issuance of the notes, we agreed to certain restrictions upon incurring additional indebtedness such as in case of certain mergers and acquisitions. The existence of debt service obligations and the terms and anti-dilution provisions of the notes may limit our ability to obtain additional financing on favorable terms, or at all.

        If the notes are converted and/or the warrants that were issued with the notes are exercised, or if we elect to pay principal and/or interest on the notes with our ordinary shares, a significantly greater number of our ordinary shares will be outstanding and the interests of our existing shareholders will be diluted. If these additional shares are sold into the market, it could decrease the market price of our ordinary shares and encourage short sales although the purchaser of the notes has agreed to not engage in short sales of our ordinary shares. Short sales and other hedging transactions could place further downward pressure on the price of our ordinary shares. We cannot predict whether or how many of our ordinary shares will become issuable as a result of these provisions.

Our assets are subject to security interests in favor of holders of our secured convertible notes. Our failure to repay the secured convertible notes, if required, could result in legal action against us, which could require the sale of all of our assets.

        The repayment of our convertible notes is secured by a first priority floating charge on all of our company’s assets, present and future as they may be changing from time to time, and by a first priority fixed charge on all of our right, title and interest in our wholly-owned subsidiaries, BOScom Ltd. and Quasar Telecom (2004) Ltd. If we are unable to repay the secured notes when required, the holders of the notes could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If we are forced to immediately pay our short term bank loans, we may not have sufficient resources to fund our operations and may not be able to obtain additional financing.

        Our bank loans contain certain provisions and restrictions, which if violated, could result in the full principal amounts together with interest becoming immediately due and payable, in cash. If such an event occurred, we might not have sufficient cash resources to repay such indebtedness and to continue funding our operations.

Risks Related to the Rights Offering:

If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership of our ordinary shares.

        This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to invest in our company. To the extent that you do not exercise your rights, but rights are exercised by other rightholders, your percentage ownership of our equity and voting rights will be diluted.

The price of our ordinary shares is volatile and may decline after you purchase our ordinary shares.

         We cannot assure you that the public trading market price of our ordinary shares will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your rights you will be able to sell your ordinary shares at a price equal to or greater than the subscription price.

Once you exercise your rights, you may not revoke the exercise.

         Once you exercise your rights, you may not revoke the exercise, even if less than all of the rights that we are offering are actually exercised. The public trading market price of our ordinary shares may decline before the rights expire. If you exercise your rights and, afterwards, the public trading market price of our ordinary shares decreases below the subscription price, you will have committed to buying ordinary shares at a price above the prevailing market price. Moreover, you may be unable to sell your ordinary shares at a price equal to or greater than the subscription price you paid for such shares.

The subscription price is not an indication of our present or future value.

        Our board of directors set the terms and conditions of the rights offering, including the subscription price, with the objective to reflect recent trading prices, raise the targeted proceeds and provide all of our shareholders with a reasonable opportunity to make an additional investment in our company. In establishing the commercial terms, including the subscription price, our board of directors considered the following factors: the strategic alternatives available to us for raising capital, the market price of our ordinary shares, the pro rata nature of the offering, our business prospects and general conditions in the securities markets. The subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

        The subscription price does not necessarily bear any relationship to the book-value of our assets, past operations, cash flow, losses or financial condition. You should not consider the subscription price for the rights as an indication of our present or future value.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

        Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the Rights Agent or the Company prior to______________, 2006, the expiration date of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the Rights Agent or the Company prior to the expiration date of the rights offering. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received prior to the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our Rights Agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks related to our location in Israel:

Political, economic, and security conditions in Israel affect our operations and may limit our ability to produce and sell our products or provide our services.

        We are incorporated under the laws of the State of Israel, where we also maintain our headquarters and our principal manufacturing, research and development facilities. Political, economic, security and military conditions in Israel directly influence us. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel. In July 2006, Israel became involved in a major military conflict with the Hizbullah organization in Lebanon, which subjected the north of Israel to missile attacks. Certain of our facilities are located in the north of Israel near the City of Haifa. Israel’s military operations required the drafting of a substantial number of reserve soldiers. In addition, the future of the “peace process” with the Palestinians is uncertain and has deteriorated due to Palestinian violence, with the threat of a large-scale attack by Palestinians on Israeli civilians and key infrastructure remaining a constant concern. The past few years of renewed terrorist attacks by the Palestinians has severely affected the Israeli economy in many ways. In January 2006, Hamas, an Islamic movement responsible for many attacks against Israelis, won the majority of the seats in the Parliament of the Palestinian Authority. The election of a majority of Hamas-supported candidates is expected to be a major obstacle to relations between Israel and the Palestinian Authority, as well as to the stability in the Middle East as a whole. In addition, several countries still restrict business with Israel and with companies doing business in Israel. We could be adversely affected by adverse developments in the “peace process” or by restrictive laws or policies directed towards Israel or Israeli businesses.

        Generally, all nonexempt male adult citizens and permanent residents of Israel, including some of the our officers and employees, are obligated to perform military reserve duty annually, and are subject to being called to active duty at any time under emergency circumstances. While we have operated effectively under these requirements since our incorporation, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty, our business may be adversely affected.

        Additionally, in recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate. Also, due to significant economic reforms proposed by the Israeli government, there have been several general strikes and work stoppages in 2003 and 2004, affecting all banks, airports and ports. These strikes have had an adverse effect on the Israeli economy and on business. Following the passing of laws to implement economic measures, the Israeli trade unions have threatened further strikes or work stoppages, and these may have an adverse effect on the Israeli economy and our business.

        Furthermore, Israel is a party to certain trade agreements with other countries, and material changes to these agreements could have an adverse effect on our business.

If the Israeli Government programs that we benefit from are reduced or terminated, our taxes may increase.

        Under the Israeli Law for Encouragement of Capital Investments, 1959, facilities that meet certain conditions can apply for “Approved Enterprise” status (or be a “Benefited Enterprise”, if qualified, without prior application and approval). This status confers certain benefits including tax benefits. The existing facilities of our wholly owned subsidiary, BOScom, have been designated as Approved Enterprises. If we attain taxable income in Israel, these tax benefits will help reduce BOScom’s tax burden.

        In order to maintain our eligibility for the tax benefits BOScom receives, BOScom must continue to satisfy certain conditions, including making certain investments in fixed assets and operations and achieving certain levels of export. If BOScom fails to satisfy such conditions in the future, BOScom could be disqualified from receiving the tax benefits pursuant to the Approved Enterprise status.

        The Israeli Government authorities have indicated that the government may reduce or eliminate these benefits in the future. A termination or reduction of certain programs and tax benefits (particularly benefits available to BOScom as a result of the Approved Enterprise status of BOScom’s facilities and programs) would have an adverse effect on the Company’s business and financial condition.

The anti-takeover effects of Israeli laws may delay or deter a change of control of the Company.

        Under the Israeli Companies Law, a merger is generally required to be approved by the shareholders and Board of Directors of each of the merging companies. Shareholder approval is not required if the company that will not survive the merger is controlled by the surviving company. Additionally, the law provides some exceptions to the shareholder approval requirement in the surviving company. Shares held by a party to the merger and certain of its affiliates are not counted towards the required approval. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. A merger may not be approved if the surviving company will not be able to satisfy its obligations. At the request of a creditor, a court may block a merger on this ground. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies, provided that 30 days have elapsed since shareholder approval was received and 50 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

        The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer, if as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting power at general meetings, and no other shareholder owns a 25% stake in the Company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 45% or more of the voting power at general meetings, unless someone else already holds 45% of the voting power. An acquisition from a 25% or 45% holder, which results in the purchaser becoming a 25% or 45% holder respectively, does not require a tender offer. An exception to the tender offer requirement may also apply when the additional voting power is obtained by means of a private placement approved by the general meeting of shareholders. These rules also do not apply if the acquisition is made by way of a merger.

        The Israeli Companies Law also provides specific rules and procedures for the acquisition of shares held by minority shareholders, if the majority shareholder shall hold more than 90% of the outstanding shares.

        These laws may have the effect of delaying or deterring a change in control of the Company, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for the Company’s securities.

All of our directors and officers are non-U.S. residents and enforceability of civil liabilities against them is uncertain.

        All of our directors and officers reside outside of the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, because the majority of our assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Risks related to our ordinary shares:

Our share price has been and may continue to be volatile, which could result in substantial losses for individual shareholders.

        The market price of our ordinary shares has been and may continue to be highly volatile and subject to wide fluctuations. From January 2005 through November 2006, the daily closing price of our ordinary shares has ranged from $2.15 to $3.74 per share. We believe that these fluctuations have been in response to a number of factors including the following, some of which are beyond our control:

—	actual or anticipated variations in our quarterly operating results;

—	announcements of technological innovations or new products or services or new pricing practices by us or our competitors;

—	increased market share penetration by our competitors;

—	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

—	additions or departures of key personnel; and

—	sales of additional ordinary shares.

        In addition, the stock market in general, and stocks of technology companies in particular, have from time to time experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our ordinary shares, regardless of our actual operating performance.

The Company’s shares may be delisted from the NASDAQ Global Market if it does not meet NASDAQ’s continued listing requirements.

        In late 2002 and early 2003 the Company received notice from the NASDAQ Stock Market that its ordinary shares were subject to delisting from the NASDAQ National Market (recently renamed the NASDAQ Global Market) for failure to meet NASDAQ’s minimum bid price and shareholders’ equity requirements ($10 million) for continued listing on the National Market. As a result of the hearing requested by the Company and supplemental information presented by the Company to the NASDAQ Listing Qualifications Panel by the Company, the Panel determined to continue the listing of the Company’s securities on the NASDAQ National Market pursuant to a detailed exception to the NASDAQ National Market Rules, and the Company successfully met all the conditions set forth in the exception.

        On August 30, 2004, we received notice from the NASDAQ Stock Market that our ordinary shares are subject to delisting from the NASDAQ National Market for failure to meet NASDAQ’s minimum market value of publicly held shares requirement ($5 million) for continued listing on the National Market. On November 4, 2004, we were notified by NASDAQ that we have regained compliance with this requirement.

        On January 25, 2005, we received notice from the NASDAQ Stock Market that we were not in compliance with the minimum $10 million shareholders’ equity requirement for continued listing on the National Market. Following that notice, on January 28, 2005, we received an additional notice indicating that based on further review of our financial statements as they appeared in our filing on Form 6-K dated January 10, 2005, it was determined that the shareholders’ equity was $10,601,000 on a pro forma basis as of September 30, 2004. Therefore we were in compliance with the stockholders’ equity requirement for continued listing on the National Market and the matter had been closed.

        On June 2, 2005, the Company again received notice from the NASDAQ Stock Market indicating that based on the results for the period ended March 31, 2005, the shareholders’ equity was $9,425,000, and accordingly not in compliance with the minimum $10,000,000 shareholders’ equity requirement for continued listing on the National Market. The Company was requested to provide by June 17, 2005, its specific plan to achieve and sustain compliance with the listing requirements. The Company subsequently submitted a proposed plan of compliance to NASDAQ based upon completing a previously announced private placement offering of its ordinary shares. On July 11, 2005, the Company was advised by the NASDAQ Staff that contingent upon completion of the private placement by August 11, 2005, the Staff believed that the Company had provided a definitive plan evidencing its ability to achieve and sustain compliance with the listing requirements. The private placement took place in June 2005, and consequently the Company regained compliance with NASDAQ’s minimum $10,000,000 shareholders’ equity requirement for continued listing on the National Market. However, the Company has been advised by NASDAQ Staff that the Staff will continue to monitor its ongoing compliance with the stockholder’s equity requirement and, if at the time of the Company’s next periodic report, the Company does not evidence compliance, it may be subject to delisting.

        There can be no assurance that we will be able to meet and continue to meet these or other NASDAQ requirements to maintain our NASDAQ Global Market listing, in which case we will have the right to apply for a transfer of our ordinary shares to the NASDAQ Capital Market.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are intended to be, and are hereby identified as, forward-looking statements for the purposes of the safe harbor provisions of the Private Securities Reform Act of 1995. These statements address, among other things: our strategy; the anticipated development of our products; our anticipated use of proceeds; our projected capital expenditures and liquidity; our development of additional revenue sources; our development and expansion of relationships; the market acceptance of our products; and our technological advancement. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed above and elsewhere in this prospectus. You should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

        We urge you to consider that statements which use the terms “believe”, “do not believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “projections”, “forecast” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Except as required by applicable law, including the Federal securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.

        Market data and forecasts used in this prospectus have been obtained from independent industry sources. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.

RECENT DEVELOPMENTS

        On October 29, 2006, the Company’s Board of Directors approved the raise by the Company of equity of at least $3 million by way of a Rights Offering, the terms and conditions of which shall be negotiated by management and subject to further Board approval. In a special general shareholders meeting, held on October 19, 2006, the Company’s shareholders resolved, that if the Company shall not be able to raise at least $3 million via the Rights Offering, then the raise of equity by way of a public offering in Israel, or alternatively, at management’s discretion, by way of a private placement, is approved.

        On October 4, 2006 the Company filed a draft prospectus with the Israeli Securities Authority and the Tel Aviv Stock Exchange in connection with an underwritten offering to the public in Israel of Ordinary Shares and Warrants. This contemplated offering will now be stayed pending the outcome of the abovementioned Rights Offering.

        On September 27, 2006 the Company announced that Mr. Adiv Baruch, President and CEO of the Company, has notified the Board that he shall be leaving the Company at the end of 2006. The Company further announced that the new President and CEO will be Mr. Shmuel Koren. Mr. Koren assumed his position on November 1, 2006. Mr. Baruch will continue to serve the Company and support the incoming President and CEO, as well as serve on the Company’s Board of Directors, until the end of 2006, ensuring a smooth transition.

CAPITALIZATION

        The table below sets forth our consolidated current liabilities and capitalization at September 30, 2006 on an actual basis and as adjusted to give effect to the offering, assuming the offering is fully subscribed for. The amounts as adjusted reflect the gross proceeds to be received form this rights offering. You should read the table in conjunction with “Item 5. Operating and Financial Review and Prospects” of our Form 20-F for year 2005, and with our consolidated financial statements and notes thereto incorporated by reference herein.

Consolidated Current Liabilities and Capitalization
(in US thousands of dollars)

As of September 30, 2006	Actual (unaudited)	As adjusted (unaudited)

Cash and cash equivalents	$2,788	$7,788

Short term debt
Secured	4,254	4,254
Unsecured	4,086	4,086

Total short term debt	8,340	8,340

Long term debt
Secured	1,528	1,528
Unsecured	1,244	1,244

Total long term debt	2,772	2,772

Shareholders equity
Share capital: Ordinary Shares
issued 6,726,061	6,554	8,410
Additional paid-in Capital	48,181	51,325
Accumulated deficit	(42,881)	(42,881)

Total shareholders equity	$11,854	$16,854

DILUTION; EFFECT OF THE RIGHTS OFFERING ON OUR OUTSTANDING
SHARES AND CONVERTIBLE SECURITIES

        Assuming that all of the rights we are distributing are exercised, we will issue an additional 2,000,000 of our ordinary shares. This would represent an approximate 30% increase over our 6,726,061issued and outstanding ordinary shares as of September 30, 2006.

        As of September 30, 2006, we have a principal amount of $2,769,600 in outstanding convertible notes, which are convertible into a total of 837,978 ordinary shares, at conversion prices ranging from $3.08 to $4.08. The convertible notes provide for an adjustment of their conversion prices, if we issue securities convertible into ordinary shares for consideration which is less than the applicable note’s conversion price.

        As a result of the right issuance, assuming a full subscription, the number of ordinary shares issuable upon conversion of the notes will be increased by 44,760, to a total of 882,738.

EXPENSES OF THE ISSUE

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$535
Offering consultants fees and expenses	62,000
Subscription agent fees and expenses	12,000
Information agent fees and expenses	11,000
Legal fees and expenses	117,000
Accounting fees and expenses	25,000
Printing and delivery costs	10,000
Miscellaneous expenses	24,000

Total	$261,535

USE OF PROCEEDS

          We intend to use the net proceeds from this rights offering towards general corporate purposes, including working capital as well as toward the financing of future mergers and acquisitions. Our gross proceeds from the rights offering will depend on the number of rights that are exercised. There can be no assurance that any of the rights will be exercised. If all of the rights are exercised, then we will receive immediate proceeds of $5 million, before deducting estimated expenses payable by us of approximately $260,000.

PRICE RANGE OF ORDINARY SHARES

Since April 1996, our ordinary shares were traded, and our warrants, until they expired on April 2, 2000, were traded in the over-the-counter market in the United States, and quoted on what is now called the NASDAQ Capital Market under the symbol “BOSC” and “BOSCW,” respectively. In September 2000, our shares started to be traded on what is now called the NASDAQ Global Market. In January 2002, our shares began trading also on the Tel-Aviv Stock Exchange, under the symbol “BOSC”, pursuant to the dual-listing regulations of the Israeli Securities Authority.

Prices set forth below are high and low reported closing prices for our ordinary shares as reported by NASDAQ and the TASE for the period indicated. All share prices have been retroactively adjusted to reflect the 1:4 reverse stock split effected May 29, 2003.

Period		NASDAQ		TASE
		High ($)	Low ($)	High (NIS)	Low (NIS)

2005	Annual	3.74	2.15	16.33	9.00
	First Quarter	3.50	2.35	16.33	10.77
	Second Quarter	2.79	2.15	13.95	9.00
	Third Quarter	3.74	2.15	16.17	10.12
	Fourth Quarter	2.89	2.24	13.57	10.54

2006	January	2.79	2.39	13.19	10.87
	February	2.70	2.57	13.00	11.88
	March	2.97	2.54	14.58	11.80
	April	2.71	2.55	13.63	11.85
	May	2.84	2.60	13.08	11.27
	June	2.79	2.62	12.60	11.57
	July	2.84	2.70	12.85	11.57
	August	2.75	2.38	12.85	10.46
	September	2.49	2.11	10.50	9.63
	October	2.73	2.40	11.98	10.50
	November	2.58	2.50	11.98	10.23
	December (until Dec. 7th)	2.65	2.53	11.37	10.70

THE RIGHTS OFFERING

Before exercising any rights, you should read carefully the information set forth under “Risk Factors.”

The Rights

        We are distributing transferable rights to shareholders who own our ordinary shares at 5:00 p.m., New York time (midnight, Israel time) on _____________, 2006, the record date, at no cost to the shareholders. We will distribute to you one right for each 3.36 ordinary shares that you own at 5:00 p.m. New York time (midnight, Israel time) on the record date. Your rights will be aggregated for all the shares that you own on the record date and then rounded down to the nearest whole number, so that you will not receive fractional rights. For example, if you own 4 shares on the record date, you will receive one right, and if you own 10,000 shares on the record date, you will receive 2,976 rights.

        The subscription price for each ordinary share is $2.50 and must be paid to American Stock Transfer & Trust Co., as Rights Agent, or directly to us under the procedures described herein. If you hold your shares through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), the subscription price is to be paid in New Israeli Shekels according to the representative exchange rate that will be published by the Bank of Israel on the day before payment of the subscription price.

        The rights are exercisable during a _____-day period, beginning after 5:00 p.m. New York City time (midnight, Israel time) on _________, 2006 (the record date) and ending at 5:00 p.m. New York City time (midnight, Israel time) on ____________ , 2006 . We will issue to you certificates representing the ordinary shares you purchased in this offering as soon as practicable after the rights expiration date ( ________, 2006 ), provided that the Rights Agent has received your duly completed exercise form and your payment has cleared. If you hold your shares through a broker, dealer or other nominee (including through members of the Tel Aviv Stock Exchange), your time to exercise will be subject to the timing requirements of your broker, dealer or other nominee (which may be earlier than the final expiration date of the rights), in addition to other procedural requirements of your broker, dealer or other nominee, as described below.

No Recommendation to Rights Holders

        We are not making any recommendations as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

Withdrawal Right

        Our board of directors may withdraw the rights offering in its sole discretion at any time prior to 5:00 p.m., New York City time (midnight, Israel time), on ______________ , 2006 (the record date) for any reason (including, without limitation, a change in the market price of our ordinary shares).

Determination of Subscription Price

        Our board of directors set the terms and conditions of the rights offering, including the subscription price, with the objective to reflect recent trading prices, raise the targeted proceeds and provide all of our shareholders with a reasonable opportunity to make an additional investment in our company. In establishing the commercial terms, including the subscription price, our board of directors considered the following factors: the strategic alternatives available to us for raising capital, the market price of our ordinary shares, the pro rata nature of the offering, our business prospects and general conditions in the securities markets. The subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

        The subscription price should not be considered an indication of our actual value, or the actual value of our ordinary shares. We cannot assure you that the market price of our ordinary shares will not decline during the rights offering or that the market price of our ordinary shares will not decline after the rights offering. We also cannot assure you that you will be able to sell the ordinary shares issuable upon exercise of the rights offering at a price equal to or greater than the subscription price paid. On December 7, 2006, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $ 2.65 per share and on the Tel Aviv Stock Exchange was NIS 10.86 per share. We urge you to obtain a current quote for our ordinary shares before exercising your rights.

Our Decision will be Binding on You

        All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us in accordance with the terms of this prospectus, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. In determining whether to waive any defect or irregularity regarding the exercise of the rights, we will consider the materiality of the defect or irregularity. If we determine that any such defect or irregularity is material then the subscription will not be deemed to have been received or accepted until such defect or irregularity is cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the exercise of your rights or incur any liability for failure to give such notification. However, liabilities under the U.S. federal securities laws and Israeli securities laws cannot be waived.

No Revocation of Exercise of Rights

           After you have exercised your rights, you may not revoke that exercise. You should not exercise your rights unless you are certain that you wish to purchase our ordinary shares.

Method of Exercise of Rights for Record Holders

          Shortly after the date of this prospectus, we will send by registered mail or personal delivery to each holder of our ordinary shares that is registered on our shareholder registry maintained at American Stock Transfer & Trust Co. a rights certificate conferring the number of rights applicable to each holder. The rights certificate will be accompanied by a copy of this prospectus, and on the back of the rights certificate will be a rights exercise form and a rights transfer form.

        During the subscription period ending on __________ , 2006 , if you are a record owner of our ordinary shares, you may exercise your rights by delivering a signed exercise form on the back of your rights certificate or a notice of guaranteed delivery to American Stock Transfer & Trust Co., our Rights Agent, at the address noted below together with payment in full of the subscription price for each right being exercised, by 5:00 p.m., New York City time (midnight Israel time), on ____________, 2006. This rights offering will not be extended beyond the subscription period ending on _____________, 2006, except as disclosed in this prospectus.

        If you are a record owner and reside in Israel, you may also exercise your rights by delivering a signed exercise form on the back of your rights certificate to us at the address noted below, together with payment in full of the subscription price in New Israeli Shekels for each right being exercised, by midnight, Israel time, on ____________, 2006 . If you are a record owner who resides in Israel, we may accept payments in U.S. dollars if requested and agreed to by us.

        We and American Stock Transfer & Trust Co., our Rights Agent, as applicable, may refuse to accept improperly completed or delivered or unexecuted exercise forms. We and American Stock Transfer & Trust Co., our Rights Agent, as applicable, must receive payment in full of the subscription price for each right being exercised together with the exercise form (or notice of guaranteed delivery).

        If you are delivering your completed exercise form (or notice of guaranteed delivery) and payment for the exercise of your rights to American Stock Transfer & Trust Co., our Rights Agent, please do so by mail, overnight or hand delivery to one of the following addresses:

Hand delivery	Mail and Overnight mail
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
59 Maiden Lane	6201 15th Avenue
New York, New York 10038	Brooklyn, New York 11219
Attention: Reorganization Department	Attention: Reorganization Department

        Record owners who reside in Israel, and who wish to deliver their completed exercise form and subscription payment in New Israeli Shekels for the exercise of their rights directly to us, should do so by mail, overnight or hand delivery to the following address:

B.O.S Better Online Solutions Ltd.
Beit Rabin, Teradyon Industrial Park
Misgav, 20179, Israel
Attention: Mr. Nehemia Kaufman, CFO

        Any payments to American Stock Transfer & Trust Co., as Rights Agent, must be made in U.S. dollars by check drawn on a bank located in the United States and payable to “American Stock Transfer & Trust Co., as Rights Agent,” or by wire transfer of funds to the account maintained by American Stock Transfer & Trust Co., our Rights Agent, for this rights offering at JP Morgan Chase, 55 Water Street, New York, New York 10005, ABA No.021000021, Account No. 333-113052, reference B.O.S Better Online Solutions Ltd., Attention: Reorganization Department.

        Any payments to us shall be made in New Israeli Shekels according to the representative exchange rate published by the Bank of Israel on the day before payment of the subscription price and shall be by wire transfer or by check drawn on a bank located in Israel, and payable to “B.O.S Better Online Solutions Ltd.” Any wire transfer to us should be made to United Mizrahi Bank Ltd., Haifa Business Center, 2 Palyam St., Haifa, Israel, Branch # 444, Account # 125542, Swift Code: MIZBILIT. We may accept other forms of payment or payments in U.S. dollars if requested and agreed to by us.

        You will choose the method of delivery of exercise forms and payment of the subscription price and will bear the risk of such election.

        IF YOU SEND YOUR COMPLETED EXERCISE FORM AND PAYMENTS BY MAIL, WE URGE YOU TO USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF A CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES OR IN ISRAEL. We will not consider any payment by check, other than a cashier’s check or a money order, to have been made until the check clears through the account of American Stock Transfer & Trust Co., our Rights Agent, or to our account, as applicable, before the expiration date.

        Payments for the exercise of your rights made to American Stock Transfer & Trust Co., our Rights Agent, will be held in a segregated interest bearing money market account, and will be sent to us in accordance with our written instructions.

Guaranteed Delivery Procedures in the United States.

        If you want to exercise your rights, but time will not permit your rights certificate to reach American Stock Transfer & Trust Co., our Rights Agent, prior to 5:00 p.m., New York City time (midnight, Israel time), on ______________, 2006, you may exercise your subscription rights if you send, and the Rights Agent receives, (1) payment in full for each right being exercised, (2) a notice of guaranteed delivery, substantially in the form provided to you with your rights certificate, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, and (3) your properly completed and duly executed rights certificate, including any required signature guarantees, within three NASDAQ trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Rights Agent in the same manner as your rights certificate as set forth herein, or may be transmitted to the Rights Agent by facsimile transmission, to facsimile number 718-234-5001. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Rights Agent.

Transferability of Rights

        The rights are transferable. You may sell or otherwise transfer them to others. The unexercised rights will be eligible for trading on the NASDAQ Global Market and the Tel Aviv Stock Exchange for one day only on _______________, 2006. If you are one of our affiliates, you may transfer your rights only if there is an effective registration statement or exemption covering such transfer under the United States securities laws.

        Record holders wishing to transfer their rights to another person may do so by executing the rights transfer form on the back of the rights certificate and submitting it to American Stock Transfer & Trust Co. prior to __________, 2006. Record holders wishing to sell their rights on the NASDAQ Global Market or the Tel Aviv Stock Exchange, should independently engage a broker to execute this sale on their behalf.

        If no contrary instructions have been received by ______________, 2006 and your rights remain unexercised, your rights will expire. If you hold your shares through ournominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), the rules of the Tel Aviv Stock Exchange provide that if no contrary instructions have been received from you by the time determined by your broker on _______________, 2006, you will be considered to have instructed your broker to sell all your rights on the Tel Aviv Stock Exchange with no price limit.

        You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights.

Ambiguities in Exercise of Rights

        If you do not specify the number of rights being exercised, or if your payment is not sufficient to pay the total subscription price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment received from you. If your payment exceeds the total subscription price for all of the rights you have elected to exercise, we will promptly refund to you the balance with no interest.

Beneficial Owners Who Are Not Record Holders

        If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer or other nominee (including a member of the Tel Aviv Stock Exchange), you should expect your broker, dealer or other nominee to notify you of this rights offering and the procedures for exercising or transferring your rights. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form provided to you accompanied by the subscription payment. You should receive this form from your broker, dealer or other nominee with the other rights offering materials. You should NOT return your subscription form or transfer the subscription payment directly to us.

        Summarized below are the procedures for exercising your rights if you are a beneficial owner whose ordinary shares are held through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.).

Procedures Applicable to Holders of Shares Through a Nominee Company.

        If you hold your ordinary shares through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), you should expect to receive a letter regarding this rights offering from the member of the Tel Aviv Stock Exchange through which you hold your shares. In that letter, you will be requested to make ONE of the following three elections:

    (1)        Exercise your rights and subscribe for our ordinary shares. If this alternative is elected, you may give a member of the Tel Aviv Stock Exchange through which you hold your shares an exercise notice commencing after 5:00 p.m., New York City time (midnight, Israel time), on _________________ , 2006 (the record date) and no later than the time determined by your broker on ________________, 2006. You must attach the subscription payment to your notice. You will need to arrange with your broker the method of payment of your subscription payment. The subscription price is to be paid in New Israeli Shekels according to the representative exchange rate published by the Bank of Israel on the day before payment of the subscription price; or

     (2)        Sell the rights or any part of them on the Tel Aviv Stock Exchange. If you select this alternative, you may give your broker price limit instructions as to the sale of the rights; or

     (3)        Refrain from exercising your rights and from selling them.

        Your notice should reach the member of the Tel Aviv Stock Exchange through which you hold your shares by no later than ______________________, 2006 (the rights trading day) at the time determined by your broker. If notice is not received from you by such time, you will be considered to have instructed your broker to sell your rights on the Tel Aviv Stock Exchange, with no price limit.

        If you hold rights and wish to transfer them to another person, you may do so by executing the rights transfer form that will be made available to you by your broker.

        The rights will trade on the Tel Aviv Stock Exchange for one trading day, ________________, 2006. Pursuant to the Tel Aviv Stock Exchange rules, if the trading of our ordinary shares or the rights is halted for a period in excess of 45 minutes, and the trading does not resume for the remainder of that day upon which the rights are traded on the Tel Aviv Stock Exchange, an additional trading day for the rights will take place, and the last day to exercise the rights will be accordingly extended. If on the day upon which the rights are traded on the Tel Aviv Stock Exchange the trading of our ordinary shares is halted, yet the cessation of trade continues for fewer than five consecutive trading days, your instructions with respect to the rights delivered to your broker shall remain in effect unless contrary instructions have been received by your broker from you. If the trading of our ordinary shares on the day upon which the rights are traded on the Tel Aviv Stock Exchange is halted for a period of more than five consecutive trading days, all prior instructions received by your broker will be cancelled.

        Holders of unexercised rights following the Tel Aviv Stock Exchange rights trading day may exercise them and subscribe for our ordinary shares by notifying their broker and transferring the subscription payment. This notice must reach the broker by no later than ________________, 2006 at the time determined by the broker. If this notice is not received on time, it will not be possible to exercise these rights.

        Under the Tel Aviv Stock Exchange rules, Tel Aviv Stock Exchange members must submit to the Tel Aviv Stock Exchange Clearing House a written rights exercise (subscription) notice on behalf of all their clients wishing to exercise rights no later than 9:00 a.m. Israel time (2:00 a.m., New York City time) on _____________________, 2006 . The rights of holders of our ordinary shares through the nominee company of the Tel Aviv Stock Exchange will expire if the brokers of these holders do not provide an exercise notice as described above. The Tel Aviv Stock Exchange rules further require brokers to transfer, on the same date, to the Tel Aviv Stock Exchange Clearing House the subscription payments with respect to their clients’ exercised rights, and the Tel Aviv Stock Exchange Clearing House thereafter will transfer these payments to us.

Nominee Holders

        If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us. If you are a member of the Tel Aviv Stock Exchange, you must comply with the rules of the Tel Aviv Stock Exchange with respect to providing notices to and receiving instructions from your clients.

Procedures For DTC (The Depository Trust Company) Participants

        We expect that your exercise of your subscription privilege with respect to rights may be made through the facilities of DTC. If you exercise your subscription privilege with respect to rights through DTC we refer to your rights as DTC Exercised Rights. Please call the Information Agent, The Altman Group, at 800-330-5136 to obtain copies of the DTC participant exercise form and the nominee holder certification.

Rights Agent and Information Agent

        We have appointed American Stock Transfer & Trust Company as Rights Agent and The Altman Group as the Information Agent for the rights offering.

        The Information Agent’s telephone number is 800-330-5136 and its facsimile number is 201-460-0050; Attention: Ms. Charlotte Brown, Executive Managing Director. We will pay the fees and specified expenses of the Rights Agent and Information Agent.

MATERIAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material tax consequences in Israel and the United States to individual and corporate residents of Israel and the United States resulting from the distribution of the rights we are distributing, the purchase or sale of the rights, the exercise of the rights and the sale of the ordinary shares issuable upon exercise of the rights.

        To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in this summary. This summary is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax consequences that may be relevant to each person’s decision to exercise or sell the rights we are distributing, or the sale of our ordinary shares issued upon the exercise of the rights.

        Prospective purchasers of our ordinary shares and other securities should consult their own tax advisors as to the United States, Israel or other tax consequences of the purchase, ownership and disposition of our securities, including, in particular, the effect of any foreign, state or local taxes.

Israeli Tax Considerations

        The following is a summary of the material Israeli tax consequences and certain Israeli government programs affecting the Company.

        On January 1, 2003 a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of “controlled foreign corporation” was introduced according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary’s primary source of income is passive income. The tax reform also substantially changes the taxation of capital gains.

        On July 25, 2005, the Israeli Parliament Knesset passed Amendment no. 147 to the Income Tax Ordinance, which came into effect on January 1, 2006. The Amendment made considerable changes the taxation of securities traded on a stock exchange.

Capital Gains Tax on Sales of Ordinary Shares

        Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. In general, the distribution of the rights we are distributing and the exercise of the rights into ordinary shares will not be subject to Israeli tax. The law distinguishes between the real gain and the inflationary surplus. The real gain is the excess of the total capital gain over the inflationary surplus, computed on the basis of the increase in the Israel consumer price index between the date of purchase and the date of sale.

        As of January 1, 2006, the tax rate applicable to capital gains derived from the sale of shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale (i.e. such shareholder holds directly or indirectly, including jointly with others, at least 10% of any means of control in the company), the tax rate will be 25%. Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of shares, unless such companies were not subject to the Adjustments Law (or certain regulations under Section 130A of the Tax Ordinance) at the time of publication of the aforementioned amendment to the Tax Ordinance, in which case the applicable tax rate is 25%. However, the different tax rates will not apply to dealers in securities and shareholders who acquired their shares prior to an initial public offering.

        The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

        Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock exchange or regulated market outside of Israel, provided that such capital gains are not derived from a permanent establishment in Israel, that such shareholders are not subject to the Inflationary Adjustment Law and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption, if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In the event that an exemption is not available, taxation of the non-Israeli resident may be subject to the provisions of a tax treaty, if such treaty exists between Israel and the applicable country.

        In some instances where our shareholders may be subject to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

The US-Israel Tax Treaty

        Pursuant to the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended (the “United States- Israel Tax Treaty”), the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the United States-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the United States- Israel Tax Treaty (a “Treaty United States Resident”) generally will not be subject to the Israeli capital gains tax unless such Treaty United States Resident holds, directly or indirectly, shares representing 10% or more of the Company’s voting power during any part of the 12- month period preceding such sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of ordinary shares by a Treaty United States Resident who holds, directly or indirectly, shares representing 10% or more of the Company’s voting power at any time during such preceding 12-month period would be subject to such Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, such Treaty United States Resident would be permitted to claim a credit for such taxes against the United States federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations specified in the treaty. The United States-Israel Tax Treaty does not relate to United States state or local taxes.

Taxation of Non-Resident Holders of Ordinary Shares

        Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends, other than bonus shares or stock dividends, by a publicly traded company, income tax is withheld at the source at the rate of 20%; unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence. Under the U.S.-Israel Tax Treaty, the maximum tax on dividends paid to a holder of shares who is a resident of the United States is 25% or 12.5% if such U.S. resident is a corporation which holds, directly or indirectly, shares representing at least 10% or more of our issued voting power during the part of the tax year which precedes the date of payment of the dividend and during the whole of its prior tax year. However, under the U.S.-Israel Tax Treaty and the Investments Law, dividends generated by an Approved Enterprise (or Benefiting Enterprise) are taxed at the rate of 15%.

United States Tax Considerations

        The discussion of material United States federal income tax considerations below (other than statements as to whether we are a “passive foreign investment company” and statements regarding our earnings and profits) is based on an opinion of U.S. tax counsel, Phillips Nizer LLP. Subject to the limitations described in the next paragraph, the following describes the material United States federal income tax consequences resulting from the distribution to a “U.S. Holder” and related transactions by the U.S. Holder, including the exercise or expiration of rights, and the disposition of rights or ordinary shares. For purposes of this discussion, a U.S. Holder means (1) any U.S. person who receives a distribution of rights pursuant to this rights offering and who holds such rights or ordinary shares issued upon the exercise of the rights (“Initial U.S. Holder”) and (2) any U.S. person other than an Initial U.S. Holder who acquires such rights or ordinary shares issued upon exercise of such rights (“Subsequent U.S. Holder”). For purposes of our discussion, a U.S. person is:

—	a citizen or resident of the United States;

—	a corporation created or organized in the United States or under the laws of the United States or any State;

—	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

—	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly elected to be treated as a U.S. person under applicable Treasury regulations.

        The discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, as amended, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion is not a representation of, nor does it address, all aspects of United States federal income taxation that may be relevant to any particular U.S. Holder based on such U.S. Holder’s individual circumstances. In particular, this discussion considers only U.S. Holders that will own rights or ordinary shares as capital assets at all relevant times and does not address the potential application of the alternative minimum tax or U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including U.S. Holders that:

—	are broker-dealers or insurance companies;

—	have elected mark-to-market accounting;

—	are financial institutions or financial services entities;

—	hold rights, debentures, or ordinary shares as part of a straddle, hedge or conversion transaction with other investments;

—	own directly, indirectly or by attribution at least 10% of our voting power; or

—	have a functional currency that is not the U.S. dollar.

        Additionally, the discussion does not consider the tax treatment of persons who hold rights or ordinary shares through a partnership or other pass-through entity or the possible application of U.S. federal gift or estate tax.

        Finally, this discussion does not address any aspect of state, local or non-U.S. tax laws.

        Distribution of Rights.

        Initial U.S. Holders will not be required to recognize taxable income upon the distribution of rights pursuant to the rights offering.

        Basis and Holding Period of Rights.

        The discussion under this subheading applies only to Initial U.S. Holders.

        If, in accordance with Section 307 of the Code, the fair market value of the rights which we distribute to a U.S. Holder is less than 15% of the fair market value of such U.S. Holder’s ordinary shares with respect to which such rights were distributed, such U.S. Holder’s basis in the rights distributed generally will be zero. A U.S. Holder may elect, however, to allocate the basis of the U.S. Holder’s ordinary shares between such ordinary shares and the rights received in proportion to their relative fair market values on the date of distribution. This election may be made pursuant to Section 307 of the Code and will be given effect only if the U.S. Holder exercises or sells the rights. To make the election, a U.S. Holder must attach a statement to the U.S. Holder’s U.S. Federal income tax return for the taxable year in which the rights are received. The election will be irrevocable once made.

        If the fair market value of the rights which we distribute to a U.S. Holder is 15% or more of the fair market value of such U.S. Holder’s ordinary shares with respect to which such rights were distributed, such U.S. Holder will be required to allocate its basis between such ordinary shares and such rights in proportion to their relative fair market values.

        In either case, a U.S. Holder’s holding period for the rights that we distribute to such U.S. Holder will include the holding period of such U.S. Holder’s ordinary shares with respect to which such rights were distributed.

        Exercise of Rights; Basis and Holding Period of Acquired Shares; Sale Exchange or Other Disposition of Acquired Shares.

        This discussion is qualified by the discussions below under the subheading “Tax Consequences if We Are a Passive Foreign Investment Company.”

        A U.S. Holder will not recognize gain or loss upon the exercise of the rights. A U.S. Holder’s basis in our ordinary shares acquired through exercise of the rights generally will equal the sum of (i) the subscription price paid by such U.S. Holder to acquire such ordinary shares and (ii) such U.S. Holder’s basis in the rights exercised. A U.S. Holder’s holding period in our ordinary shares acquired will begin on the day such U.S. Holder exercises the rights.

        Upon the sale, exchange or other disposition of our ordinary shares acquired upon the exercise of rights, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized and such U.S. Holder’s basis in such ordinary shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if a U.S. Holder’s holding period exceeds one year at the time of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

        Gains and losses recognized by a U.S. Holder on a sale, exchange or other disposition of rights or ordinary shares generally will have a U.S. source for foreign tax credit purposes.

        Expiration of Rights.

        If an Initial U.S. Holder receives rights pursuant to the rights offering and allows the rights to expire unexercised, then such U.S. Holder will not be permitted to recognize a taxable loss. In addition, such U.S. Holder’s basis in our ordinary shares will not be affected by this rights offering and such U.S. Holder’s decision to allow its rights to expire and will remain the same as before the rights offering.

        Sale, Exchange or Other Disposition of Rights.

        Upon the sale, exchange or other disposition of rights, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and such U.S. holder’s basis in the rights. Such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the rights is more than one year on the date of the sale, exchange or other disposition. Long-term capital gains generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

        Tax Consequences if We Are a Passive Foreign Investment Company

        A foreign corporation generally will be treated as a “passive foreign investment company” (“PFIC”) if, after applying certain “look-through” rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. The look-through rules require a foreign corporation that owns at least 25% by value, of the stock of another corporation to treat a proportionate amount of assets and income as held or received directly by the foreign corporation.

        The Company has not made the analysis necessary to determine whether or not it is currently a PFIC or whether it has ever been a PFIC. However, the Company does not believe that it was a PFIC in 2006. However, there can be no assurance that the Company is not, has never been or will not in the future be a PFIC. If the Company were to be treated as a PFIC, any gain recognized by a U.S. Holder upon the sale (or certain other dispositions) of ordinary shares (or the receipt of certain distributions) generally would be treated as ordinary income, and a U.S. Holder may be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain “excess distributions,” including any gain on the sale or certain dispositions of ordinary shares. In order to avoid this tax consequence, a U.S. Holder (i) may be permitted to make a “qualified electing fund” election, in which case, in lieu of such treatment, such holder would be required to include in its taxable income certain undistributed amounts of the Company’s income or (ii) may elect to mark-to-market the ordinary shares and recognize ordinary income (or possible ordinary loss) each year with respect to such investment and on the sale or other disposition of the ordinary shares. Additionally, if the Company is deemed to be a PFIC, a U.S. Holder who acquires ordinary shares in the Company from a decedent will be denied the normally available step-up in tax basis to fair market value for the ordinary shares at the date of the death and instead will have a tax basis equal to the decedent’s tax basis if lower than fair market value. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a PFIC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a PFIC at any point in time after the date of this Prospectus. The Company does not currently intend to take the action necessary for a U.S. Holder to make a “qualified electing fund” election in the event the Company is determined to be a PFIC.

Dividends Paid on the Ordinary Shares

        Distributions paid on ordinary shares (including any Israeli taxes withheld) to a U.S. Holder will be treated as ordinary dividend income for United States federal income tax purposes to the extent of the Company’s current and accumulated earnings and profits (as computed for U.S. federal income tax purposes). Such dividends, which will be treated as foreign source income for U.S. foreign tax credit purposes, generally will not qualify for the dividends-received deduction available to corporations. Distributions in excess of such earnings and profits will be applied against and will reduce the shareholder’s tax basis in the ordinary shares and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such ordinary shares. The amount of the distribution will equal the US Dollar value of the distribution, calculated by reference to the exchange rate in effect on the date the distribution is received (or otherwise made available to the U.S. Holders), regardless of whether a payment in Israeli currency is actually converted to US Dollars at that time. U.S. Holders should consult their own tax advisors concerning the treatment of foreign currency gain or loss, if any, on any Israeli currency received which is converted into US Dollars subsequent to receipt.

        Qualified dividend income received by an individual (as well as certain trusts and estates) U.S. Holder for taxable years beginning before January 1, 2009 are taxed at reduced rates of either 5 or 15 percent, depending upon the amount of such shareholder’s taxable income. If a non-corporate U.S. Holder does not hold ordinary shares for more than 60 days during the 120 day period beginning 60 days before an ex-dividend date, dividends received on ordinary shares are not eligible for reduced rates. Dividends received from a foreign corporation that was a passive foreign investment company (as further discussed above) in either the taxable year of the distribution or the preceding taxable year are not qualified dividend income. Qualified dividend income includes dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” includes a foreign corporation whose shares are readily tradable on an established securities market in the United States as well as a foreign corporation that is entitled to the benefits of a comprehensive income tax treaty with the United States which includes an exchange of information program. Israel and the United States are parties to a comprehensive income tax treaty which includes an exchange of information program. The United States Treasury Department will periodically issue guidance regarding which income tax treaties will be satisfactory for treating a corporation as a “qualified foreign corporation”. In the event ordinary shares should not be readily tradable on an established securities market in the United States, non-corporate U.S. Holders should consult their own tax advisors as to whether any distributions paid on ordinary shares will be taxed for United States federal income tax purposes at reduced tax rates.

Credit for Israeli Taxes Withheld

        Subject to certain conditions and limitations, any Israeli tax withheld or paid with respect to dividends on the ordinary shares generally will be eligible for credit against a U.S. Holder’s United States federal income tax liability at such U.S. Holder’s election. The Code provides limitations on the amount of foreign tax credits that a U.S. Holder may claim, including extensive separate computation rules under which foreign tax credits allowable with respect to specific categories of income cannot exceed the United States federal income taxes otherwise payable with respect to each such category of income. Dividends with respect to the ordinary shares generally will be classified as foreign source “passive income” for the purpose of computing a U.S. Holder’s foreign tax credit limitations for U.S. foreign tax credit purposes. The availability of the Israeli withholding tax as a foreign tax credit will also be subject to certain restrictions on the use of such credits, including a prohibition on the use of the credit to reduce liability for the United States individual and corporate minimum taxes by more than 90%. Alternatively, U.S. Holders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income tax withheld or paid, but only for a year in which these U.S. Holders elect to do so for all foreign income taxes. The rules relating to foreign tax credits are complex, and you should consult your tax advisor to determine whether and if you would be entitled to this credit.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Except as described in “Information Reporting and Back-up Withholding” below, a non-U.S. holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, ordinary shares, unless:

—	the item is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and:

(i)	in the case of a resident of a country which has a treaty with the United States, the item is attributable to a permanent establishment; or

(ii)	in the case of an individual, the item is attributable to a fixed place of business in the United States;

—	the non-U.S. holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

—	the non-U.S. holder is subject to tax under the provisions of U.S. tax law applicable to U.S. expatriates.

Information Reporting and Back up Withholding.

A non-corporate U.S. Holder may, under certain circumstances, be subject to information reporting requirements and “backup withholding” at a 30% rate on cash payments in the United States of dividends on, and the proceeds of disposition of, ordinary shares. Backup withholding will apply only if a U.S. Holder: (a) fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after the request therefore; (b) furnishes an incorrect TIN; (c) is notified by the IRS that it has failed properly to report payments of interest and dividends; or (d) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption, if applicable. The amount of backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

DESCRIPTION OF ORDINARY SHARES

        The following is a summary description of our Ordinary Shares under our Articles of Association.

Dividend and Liquidation Rights. All holders of paid-up Ordinary Shares of the Company have an equal right to participate in a distribution of (i) dividends, whether by cash or by bonus shares; (ii) Company assets; and (iii) the Company’s surplus assets upon winding up, all pro rata to the nominal value of the shares held by them.

        The Board of Directors may issue shares and other securities, which are convertible or exercisable into shares, up to the limit of the Company’s authorized share capital.

        The Company’s Board of Directors is the organ authorized to decide upon the distribution of dividends or bonus shares.

Voting, Shareholders’ Meetings, Notices and Resolutions. Holders of paid-up Ordinary Shares have one vote for each share held on all matters submitted to a vote of shareholders. Such voting rights may be affected in the future by the grant of any special voting rights to the holders of a class of shares with preferential rights.

        The quorum required for a general meeting of shareholders (whether annual or special) consists of at least two shareholders present in person or by proxy/voting instrument and holding, or representing, at least 33?% of the voting rights of the issued share capital. A meeting adjourned for lack of quorum shall be postponed by one week, to the same day, time and place, or to a later time if stated in the invitation to the meeting or in the notice of the meeting. The quorum for the commencement of the adjourned meeting shall be any number of participants.

        Unless otherwise determined by the Israeli Companies Law of 1999 or the Company’s Articles of Association, a resolution requires approval by the holders of a majority of the shares represented at the meeting, in person or by proxy, and voting thereon.

        The Companies Law requires that certain transactions, actions and arrangements be approved by shareholders, including (i) arrangements with a director as to the terms of his office and compensation and arrangements for insurance, exemption and indemnity of directors; (ii) certain Extraordinary Transactions (as defined in the Companies Law) of the Company with its controlling shareholders or any Extraordinary Transaction in which a controlling shareholder has a personal interest; (iii) certain private placements; and (iv) any action or Extraordinary Transaction in which the majority of the members of the Board of Directors have a personal interest.

        Each shareholder of record is entitled to receive at least a 21 day prior notice of shareholders’ meetings. The accidental omission to give notice of a meeting to any member, or the non receipt of notice sent to such member, shall not invalidate the proceedings at such meeting. For purposes of determining the shareholders entitled to notice and to vote, the Board of Directors may fix a record date subject to the provisions of the law. Currently, Israeli law provides that the record date not be any earlier than 40 days prior to the meeting.

Transfer of Shares. Fully paid Ordinary Shares may be transferred freely. The transfer of Ordinary Shares not fully paid up requires the approval of the Board of Directors.

Modification of Class Rights. Subject to the provisions of any law, the rights attached to any class (unless otherwise provided by the terms of issue of such class), such as voting, rights to dividends and the like, may be altered after a resolution is passed by the Company, with the approval of a resolution passed by a majority of the voting power present by person or proxy and voting hereon at a general meeting of the holders of the shares of such class, or the written agreement of all the class holders. The rights vested in the holders of shares of a particular class that were issued with special rights shall not be deemed to have been altered by the creation or issue of further shares ranking equally with them, unless otherwise provided in such shares’ issue terms.

Election of Directors. The Company’s directors are elected by the shareholders at a shareholders’ meeting. The Ordinary Shares do not have cumulative voting rights in the election of directors. The holders of Ordinary Shares conferring more than 50% of the voting power present by person or by proxy at the shareholders’ meeting, have the power to elect the directors. The directors elected shall hold office until the next annual meeting, or sooner if they cease to hold office pursuant to the provisions of the Company’s Articles. In addition, the Board of Directors may appoint a director (to fill a vacancy or otherwise) between shareholder meetings, and such appointment shall be valid until the next annual meeting or until such appointee ceases to hold office pursuant to the provisions of the Company’s Articles. In compliance with the Companies Law, the Company has two external directors. The external directors are also appointed by the shareholders and their term of office is three years.

UNDERTAKING TO REFRAIN FROM ACTIONS
NOT DISCLOSED IN THIS PROSPECTUS

        By signing this prospectus, we and our directors undertake as follows:

(a)	not to take any action which is not disclosed in the prospectus concerning this rights offering and distributing or dispersing of the securities offered hereunder to the public, not to grant to purchasers of these securities rights which are not referred to in the prospectus;

(b)	not to enter into any agreement with any third party that to the best of our knowledge has entered into arrangements which conflict with sub-paragraph (a); and

(c)	to inform the Israel Securities Authority if we become aware of any arrangement with a third party, which conflicts with sub-paragraph (a).

LEGAL MATTERS

        The validity of the securities offered in this prospectus will be passed upon for us by Amit, Pollak, Matalon & Co., our Israeli counsel. Certain matters set forth herein under “Material Tax Considerations – United States Tax Considerations” will be passed upon for us by Phillips Nizer LLP, our US counsel.

EXPERTS

        Our consolidated financial statements, included in our Annual Report on Form 20-F for the year ended December 31, 2005, as amended, have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm and a member of Ernst & Young Global as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

        The consolidated financial statements of our consolidated subsidiary Odem Electronic Technologies 1992 Ltd., for the year ended December 31, 2004, as amended have been audited by Kesselman & Kesselman, independent registered public accounting firm and a member of PricewaterhouseCoopers, as set forth in their report thereon included in our Annual Report on Form 20-F for the year ended December 31, 2005, as amended and incorporated herein by reference.

        The value attributed to our holdings in Surf Communication Systems Ltd., as of September 30, 2005, was supported by an external valuation prepared by Variance Economic Consulting Ltd.

        The value attributed to our holdings in Qualmax Inc., as of December 31, 2005, was supported by an external valuation prepared by Melnik Oded Business Advisory Ltd.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

        The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

(a)	Our annual report on Form 20-F for the fiscal year ended December 31, 2005, filed with the SEC on June 28, 2006 and the amendments to such annual report, filed with the SEC on September 7, 2006, on October 30, 2006 and on November 30, 2006 (SEC File No. 001-14184);

(b)	The description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on April 1, 1996, as amended by the description of our ordinary shares contained in a Form 6-K filed with the SEC on August 22, 2006; and

(c)	Our current reports on Form 6-K filed with the SEC on August 22, 2006, September 7, 2006, September 27, 2006, October 4, 2006, October 19, 2006, October 30, 2006 and November 20, 2006.

        In addition, all subsequent annual reports on Form 20-F filed prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

        As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

        We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

B.O.S. Better Online Solutions Ltd.
Beit Rabin, Teradyon Industrial Park
Misgav 20179, Israel
Tel.:	(+972) 4-990-7555
Fax:	(+972) 4-999-0334
Attn.:	Nehemia Kaufman, CFO

ENFORCEABILITY OF CIVIL LIABILITIES

        We have been informed by our legal counsel in Israel, Amit, Pollak, Matalon & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

—	the judgment is enforceable in the state in which it was given;

—	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

—	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;

—	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

—	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        We have appointed Corporation Service Company as our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

THE ISRAEL SECURITIES AUTHORITY EXEMPTION

        This prospectus has been prepared based on the requirements of the Securities Act and in accordance with the requirements of the Securities and Exchange Commission for Registration Statements on Form F-3. This prospectus, as will be filed and published in Israel, is identical to the Registration Statement on Form F-3 filed with and declared effective by, the United States Securities and Exchange Commission (File No.333-____________) on __________.

        Section 35(29) of the Israeli Securities Law authorizes the Israel Securities Authority to grant an exemption from the application of the Securities Regulations (Prospectus Details, Format and Form), 1969, to companies whose shares are dually listed on the Tel Aviv Stock Exchange and certain foreign stock exchanges, that offer their securities to the public in Israel under a prospectus. Based on the aforesaid, we received such an exemption in connection with the offering under this prospectus.

        The Tel Aviv Stock Exchange on _________ and NASDAQ on ___________ approved the listing of the rights and ordinary shares issuable upon exercise of the rights for trade for only one day on both the NASDAQ Global Market and the Tel Aviv Stock Exchange. Nothing in these approvals should be interpreted as a verification of the information contained herein, an approval of the accuracy or completeness of such information or an expression of any view as to the quality of the securities we are distributing.

        We obtained all the approvals and permits required under applicable law for the distribution of the rights and for the publication of this prospectus. The rights are not being distributed in any jurisdiction where the offer is not permitted.

B.O.S BETTER ONLINE SOLUTIONS LTD.
DISTRIBUTION OF RIGHTS TO PURCHASE ORDINARY SHARES

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Consistent with the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the amended Articles of the Registrant include provisions permitting the Registrant to procure insurance coverage for its “office holders”, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. An “office holder” is defined in the Companies Law and the Articles as a director, managing director, chief business manager, executive vice president, vice president, other manager reporting directly to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title.

        INSURANCE

        Under the Companies Law, a company may obtain insurance for any of its office holders for: (i) a breach of his duty of care to the company or to another person; (ii) a breach of his duty of loyalty to the company provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; or (iii) a financial liability imposed upon him in favor of another person concerning an act preformed by him in his capacity as an office holder.

        The Registrant has obtained directors’ and officers’ liability insurance covering its officers and directors and those of its subsidiaries.

        INDEMNIFICATION

        The Companies Law provides that a company may indemnify an office holder against: (i) a financial liability imposed on him in favor of another person by any judgment concerning an act preformed in his capacity as an office holder; (ii) reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court relating to an act preformed in his capacity as an office holder in connection with: (a) proceedings the company institutes against him or instituted on its behalf or by another person; (b) a criminal charge from which he was acquitted; (c) a criminal charge in which he was convicted for a criminal offence that does not require proof of criminal intent; and (d) an investigation or a proceeding instituted against him by an authority competent to administrate such an investigation or proceeding that ended without the filing of an indictment against the office holder, either without any financial obligation imposed on the office holder in lieu of criminal proceedings; or with financial obligation imposed on him in lieu of criminal proceedings, in a crime which does not require proof of criminal intent. The Articles of the Registrant authorize the Registrant to indemnify its office holders to the fullest extent permitted under the law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder with respect to the events specified above, provided that, with respect to indemnification under sub-section (i) above, the undertaking: (a) is limited to events which the board of directors determines can be anticipated, based on the activity of the Company at the time the undertaking is given; (b) is limited in amount or criteria determined by the board of directors to be reasonable for the circumstances; and (c) specifies the abovementioned events, amounts or criteria.

        We have entered into indemnification agreements with our directors and some officers providing for indemnification under certain circumstances for acts and omissions which may not be covered (or not be covered in full) by any directors’ and officers’ liability insurance. Such indemnification agreement is attached as exhibit 4.1 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2006.

        EXEMPTION

        Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care, provided that in no event shall the office holder be exempt from any liability for damages caused as a result of a breach of his duty of care to the company in the event of a “distribution” (as defined in the Companies Law). The Articles authorize the Registrant to exempt any office holder from liability to the Registrant to the extent permitted by law.

        Both the Companies Law and the Articles provide that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of loyalty (however, the Registrant may insure and indemnify against such breach if the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the Registrant); (b) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, unless made in negligence only; (c) any act done with the intent to derive an illegal personal benefit; or (d) any fine or monetary penalty levied against the office holder.

ITEM 9. EXHIBITS

Exhibit No.	Description

3.1*	Articles of Association

4.1**	Form of Rights Agent Agreement with Form of Rights Certificate Attached

4.2***	Form of Share Certificate.

5.1	Opinion of Amit, Pollak, Matalon & Co., Israeli counsel for B.O.S Better Online Solutions Ltd., as to the validity of the ordinary shares.

8.1	Opinion of US Counsel

23.1	Consent of Amit, Pollak, Matalon & Co. (included in Exhibit 5.1). Consent of US Counsel (included in Exhibit 8.1)

23.2	Consent of Kost Forer Gabbay & Kasierer, a Member Firm of Ernst & Young Global.

23.3	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.

23.4	Consent of Variance Economic Consulting Ltd.

23.5	Consent of Melnik Oded Business Advisory Ltd.

24.1	Power of Attorney (included on signature page).

*	Incorporated by reference to Exhibit 1.2 of the Company’s Annual Report on Form 20-F filed with the SEC on June 28, 2006

**	To be filed by amendment.

***	Previously filed with the SEC on November 24, 2003 as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, SEC File Number 333-110696, and incorporated herein by reference.

ITEM 10. UNDERTAKINGS

    (a)        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section l5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (Sec 230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section l5(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 8. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Misgav, in the State of Israel, on December 11, 2006.

B.O.S. Better Online Solutions Ltd. ————————————————————
By: /s/ Shmuel Koren —————————————— Shmuel Koren President and Chief Executive Officer	/s/ Nehemia Kaufman —————————————— Nehemia Kaufman Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Shmuel Koren and Nehemia Kaufman, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edouard Cukierman —————————————— Mr. Edouard Cukierman	Chairman of the Board of Directors	December 11, 2006

/s/ Shmuel Koren —————————————— Mr. Shmuel Koren	President and Chief Executive Officer (Principal Executive Officer)	December 11, 2006

/s/ Nehemia Kaufman —————————————— Mr. Nehemia Kaufman	Chief Financial Officer (Principal Financial and Accounting Officer)	December 11, 2006

—————————————— Mr. Adiv Baruch	Director

—————————————— Mr. Joel Adler	Director

/s/ Ronen Zavlik —————————————— Mr. Ronen Zavlik	Director	December 5, 2006

/s/ Jean-Marc Bally —————————————— Mr. Jean-Marc Bally	Director	December 11, 2006

/s/ Andrea Mandel-Mantello —————————————— Mr. Andrea Mandel-Mantello	Director	December 11, 2006

/s/ Avishai Gluck —————————————— Mr. Avishai Gluck	Director	December 11, 2006

/s/ Yael Ilan —————————————— Dr. Yael Ilan	Director	December 11, 2006

/s/ Adi Raveh —————————————— Prof. Adi Raveh	Director	December 4, 2006

Authorized Representative in the U.S.: Corporation Service Company By: /s/ John H. Pelletier —————————————— John H. Pelletier Assistant Secretary December 11, 2006